UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

May 6, 2016

Date of Report (Date of earliest event reported)

TSS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33627	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 E. Old Settlers Road
Round Rock, Texas	78664
(Address of principal executive offices)	(Zip Code)

(512) 310-1000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01. Item 2.03.	Entry into a Material Definitive Agreement. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 6, 2016, TSS, Inc. (“TSS”) and its subsidiaries Innovative Power Systems, Inc. and VTC, L.L.C. (together with TSS, collectively, the “Company”) entered into a Factoring Agreement (the “Factoring Agreement”) with RTS Financial Service, Inc. (“RTS”). Under the terms of the Factoring Agreement, the Company may offer for sale, and RTS, in its sole discretion, may purchase, eligible accounts receivable of the Company (collectively, the “Purchased Accounts”). Upon purchase RTS becomes the absolute owner of the Purchased Accounts, which are payable directly to RTS, subject to certain repurchase obligations of the Company. TSS received an initial funding of $668,000, which was used to repay the outstanding amounts due to Bridge Bank under the Financing Agreement described below in Item 1.02.

RTS’ fee for each Purchased Account is computed on a daily basis until the amount of the Purchased Account is paid to RTS, and such fee equals the amount of the Purchased Account multiplied by the sum of the prime rate then in effect plus 7.0% divided by 360. Upon purchase of a Purchased Account, RTS will pay to the Company 80% of the amount of the Purchased Accounts and the balance (less fees) is paid to the Company upon collection of the Purchased Account by RTS.

The Company’s obligations under the Factoring Agreement are secured by all present and future accounts receivable (provided, however that accounts for one customer are excluded) and all chattel paper, instruments, general intangibles, securities, contract rights, insurance, proceeds, property rights and interests associated therewith, as well as all equipment, inventory and deposit accounts of the Company.

RTS may require the Company to repurchase a Purchased Account if the Company breaches any warranty or otherwise violates or defaults on any of its obligations under the Factoring Agreement or if the Purchased Account is not paid in full on or before the payment due date of such Purchased Account or within 120 days after the invoice date of such Purchased Account.

The Factoring Agreement has an initial term of 12 months and automatically renews for successive 12 month renewal periods unless terminated pursuant to the terms of the Factoring Agreement. The Company may terminate the Factoring Agreement at the end of the initial term upon 60 days’ notice and payment of an early termination fee to RTS in the amount of $10,000. The Company may also terminate the Factoring Agreement at any time during the first 24 months upon 30 days’ notice and payment of an early termination fee based on the average monthly amount purchased during the term of the Factoring Agreement. RTS may terminate the Factoring Agreement upon 90 days’ notice to the Company or immediately upon the occurrence of certain events.

A copy of the Factoring Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the attached Factoring Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Factoring Agreement, TSS terminated its Business Financing Agreement with Bridge Bank (the “Financing Agreement”), effective as of May 6, 2016. The Financing Agreement provided for a total line of credit of up to $6 million, subject to TSS’ borrowing base, and had a maturity date of May 21, 2016. The revolving loans made to TSS under that loan facility were secured by a lien on substantially all of the Company’s assets. TSS terminated the Financing Agreement prior to its expiration date and repaid all amounts outstanding under the Financing Agreement. No early termination or prepayment penalties were incurred by TSS in connection with the termination of the Financing Agreement.

Item 9.01.	Financial Statements and Exhibits.

99.1	Factoring Agreement, dated May 6, 2016, among RTS Financial Service, Inc. and TSS, Inc., VTC, L.L.C. and Innovative Power Systems, Inc.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSS, INC.

By:	/s/ John Penver
John Penver
Chief Financial Officer

Date: May 12, 2016